Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ChromaDex Corporation of our report dated March 31, 2010 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of ChromaDex Corporation for the year ended January 2, 2010.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois

July 8, 2010